Exhibit 4.15

Date 30 May 2008

DANAOS CORPORATION

as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

- and -

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT

as Agent and

Security Trustee

- and -

DEUTSCHE BANK AG

as Swap Bank

LOAN AGREEMENT

relating to a senior secured term loan facility of up to US$180,000,000 to provide pre and post-delivery finance for the acquisition of three container carrier newbuildings having Builder’s Hull Nos. HN 1670, HN 1671 and HN 1672 currently under construction at Samsung Heavy Industries Co. Ltd.

WATSON FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	17

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS	17

4	DRAWDOWN	18

5	INTEREST	19

6	INTEREST PERIODS	21

7	DEFAULT INTEREST	22

8	REPAYMENT AND PREPAYMENT	23

9	CONDITIONS PRECEDENT	25

10	REPRESENTATIONS AND WARRANTIES	26

11	GENERAL UNDERTAKINGS	28

12	CORPORATE UNDERTAKINGS	31

13	INSURANCE	33

14	SHIP COVENANTS	38

15	SECURITY COVER	42

16	PAYMENTS AND CALCULATIONS	43

17	APPLICATION OF RECEIPTS	45

18	APPLICATION OF EARNINGS	46

19	EVENTS OF DEFAULT	47

20	FEES AND EXPENSES	51

21	INDEMNITIES	52

22	NO SET-OFF OR TAX DEDUCTION	54

23	ILLEGALITY, ETC	54

24	INCREASED COSTS	54

25	SET-OFF	56

26	TRANSFERS AND CHANGES IN LENDING OFFICES	57

27	VARIATIONS AND WAIVERS	59

28	NOTICES	60

29	SUPPLEMENTAL	62

30	LAW AND JURISDICTION	62

SCHEDULE 1 LENDERS AND COMMITMENTS		64

SCHEDULE 2 DRAWDOWN NOTICE		65

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		66

SCHEDULE 4 AMOUNT OF ADVANCES		69

SCHEDULE 5 TRANSFER CERTIFICATE		74

SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		75

EXECUTION PAGE		76

THIS LOAN AGREEMENT is made on                                2008

BETWEEN:

(1)                                  DANAOS CORPORATION being a corporation domesticated and existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company House, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands as Borrower.

(2)                                  THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders.

(3)                                  DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT acting through its office at Ludwig-Erhard-Straße 1, D-20459, Hamburg, Germany as Agent and Security Trustee.

(4)                                  DEUTSCHE BANK AG acting through its office at Theodor-Heuss-Allee 70, 60486 Frankfurt am Main, Germany as Swap Bank.

WHEREAS

The Lenders have agreed to make available to the Borrower a senior secured term loan facility of up to US$180,000,000 for the purpose of part-financing the Contract Price of each Ship. The facility shall be divided into three Tranches, Tranche A may be made available in up to two Advances and each of Tranche B and Tranche C may be made available in up to three Advances.

The Borrower may, if it wishes, from time to time hedge its exposure under this Agreement to interest rate fluctuations by entering into interest rate swap transactions with the Swap Bank.

IT IS AGREED as follows:

1                                         INTERPRETATION

1.1                               Definitions.  Subject to Clause 1.5, in this Agreement:

“Advance”  means the principal amount of each borrowing by the Borrower under this Agreement;

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Agreement”  means the agency and trust agreement executed or to be executed between the Borrower, the Lenders, the Swap Bank, the Agent and the Security Trustee in such form as the Lenders may approve or require;

“Agent”  means Deutsche Bank AG Filiale Deutschlandgeschäft, in its capacity as agent for the Lenders under the Finance Documents, or any successor of it in such capacity appointed under clause 5 of the Agency and Trust Agreement;

“Applicable Accounts” means, in relation to a Compliance Date or an accounting period, the consolidated balance sheets and related consolidated statements of stockholders’ equity, income and cash flows, together with related notes, of the Borrower’s Group set out in the annual financial statements or quarterly financial statements of the Borrower’s Group prepared as of the Compliance Date or, as the case may be, the last day of the accounting period in question (and which the Borrower is obliged to deliver to the Agent pursuant to Clause 11.6 and which accounts are to be prepared in accordance with Clause 11.7);

“Approved Broker”  means each of Braemar Seascope Ltd., Howe Robinson & Co. Ltd., H. Clarkson & Company Limited, Simpson Spence & Young, Maersk Broker K/S and any

other independent sale and purchase shipbroker as may be approved by the Agent from time to time;

“Approved Flag”  means such flag as the Lenders may, in their absolute discretion, approve as the flag on which a Ship shall be registered;

“Approved Flag State”  means any country in which the Lenders may, in their sole and absolute discretion, approve that a Ship be registered;

“Approved Manager”  means, in relation to a Ship, Danaos Shipping Co. Ltd., a company incorporated in Cyprus having its registered office at Libra House, 16 P. Caterari Street, Nicosia, Cyprus or any other company which the Agent may approve from time to time as the commercial, technical and/or operational manager of that Ship;

“Approved Manager’s Undertaking”  means in relation to each Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee and in the terms required by the Lenders, agreeing certain matters in relation to the Approved Manager serving as the manager of the Ship and subordinating its rights against such Ship and the Owner thereof to the rights of the Creditor Parties under the Finance Documents, in such form as the Lenders may approve or require;

“Availability Period”  means the period commencing on the date of this Agreement and ending on:

(a)                                  31 December 2008; or

(b)                                 if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated,

(or in any such case, such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrower)

“Balticsea”  means Balticsea Marine Inc., a corporation incorporated and existing under the laws of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

“Bareboat - equivalent Time Charter Income”  means, in relation to each Ship, the aggregate charter hire due and payable to the Owner of that Ship for the remaining unexpired term of the Charter or other contract of employment relative to that Ship at the relevant time (excluding any option periods (as that term is defined in Clause 15.4(a)) less the aggregate operating expenses of that Ship as determined by the Borrower and certified to the satisfaction of the Agent for the same period;

“Bayview”  means Bayview Shipping Inc., a corporation incorporated and existing under the laws of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

“Book Net Worth”  means, as of any Compliance Date, the aggregate of value of the stockholders’ equity of the Borrower’s Group as shown in the Applicable Accounts;

“Borrower”  means Danaos Corporation, a corporation domesticated and existing under the laws of the Marshall Islands and having its registered office at Trust Company House, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands (and includes its successors);

“Borrower’s Group” means the Borrower and each of its subsidiaries;

“Builder”  means Samsung Heavy Industries Co. Ltd., a company organised and existing under the laws of the Republic of Korea, with its registered office at 647-9, Yeoksam-Dong, Kangnam-ku, Seoul, Korea;

“Business Day”  means a day on which banks are open in Hamburg, Piraeus, London and (in relation to any payment to be made to the Builder) Seoul and in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Cash and Cash Equivalents”  means the aggregate of:

(a)                                  the amount of freely available credit balances on any deposit or current account;

(b)                                 the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Agent issued by a prime international bank; and

(c)                                  the market value of equity securities (if and to the extent that the Agent is satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

in each case owned free of any Security Interest (other than a Security Interest in favour of the Security Trustee) by the Borrower or any of its subsidiaries where:

(i)                                     the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Agent; and

(ii)                                  the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Agent’s spot rate for the purchase of Dollars with that currency on the relevant calculation date;

“Channelview”  means Channelview Marine Inc., a corporation incorporated and existing under the laws of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

“Charterparties”  means, together, Charterparty A, Charterparty B and Charterparty C, and in the singular means any of them;

“Charterparty A”  means the time charterparty dated 17 May 2006 made or to be made between Bayview and ZIM as charterer in respect of Ship A for a duration of at least 12 years at a net daily charter hire rate of at least $22,785 on terms acceptable in all respects to the Lenders;

“Charterparty B”  means the time charterparty dated 17 May 2006 made or to be made between Channelview and ZIM as charterer in respect of Ship B for a duration of at least 12 years at a net daily charter hire rate of at least $22,785 on terms acceptable in all respects to the Lenders;

“Charterparty C” means the time charterparty dated 17 May 2006 made or to be made between Balticsea and ZIM as charterer in respect of Ship C for a duration of at least 12 years at a net daily charter hire rate of at least $22,785 on terms acceptable in all respects to the Lenders;

“Charterparty Assignment”  means, in relation to a Ship, a deed of assignment of the rights of the relevant Owner in respect of a Charterparty relating thereto, in such form as the Lenders may approve or require and in the plural means all of them;

“Commitment”  means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this

Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Date”  means 31 March, 30 June, 30 September and 31 December in each calendar year (or such other dates as of which the Borrower prepares the consolidated financial statements which it is required to deliver pursuant to Clause 11.6);

“Confirmation” and “Early Termination Date”, in relation to any continuing Transaction, have the meanings given in the Master Agreement;

“Consolidated Debt”  means the aggregate amount of Debt due by the members of the Group (other than any such Debt owing by any member of the Group to another member of the Group) as stated in the then most recent Applicable Accounts;

“Contract Price”  has, in relation to each Ship, the meaning given in Article II of the Shipbuilding Contract in respect of that Ship (as the same may be adjusted in accordance to that Shipbuilding Contract);

“Contractual Currency”  has the meaning given in Clause 21.5;

“Contribution”  means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party”  means the Agent, the Security Trustee, the Swap Bank and each Lender whether as at the date of this Agreement or at any later time;

“Danaos Earnings Account”  means an account in the name of the Borrower with the Agent in Hamburg (or any other office of the Agent which is designated by it as the Danaos Earnings Account for the purposes of this Agreement);

“Danaos Earnings Account Pledge”  means the deed containing, inter alia, a charge in respect of the Danaos Earnings Account executed or to be executed by the Borrower in favour of the Security Trustee and the Lenders in such form as the Lenders may approve or require;

“Debt”  means in relation to any member of the Group (the “debtor”):

(a)                        Financial Indebtedness of the debtor;

(b)                       liability for any credit to the debtor from a supplier of goods or services or under any instalment purchase or payment plan or other similar arrangement;

(c)                        contingent liabilities of the debtor (including without limitation any taxes or other payments under dispute) which have been or, under GAAP, should be recorded in the notes to the Applicable Accounts;

(d)                       deferred tax of the debtor; and

(e)                        liability under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person who is not a member of the Group which would fall within (a) to (d) if the references to the debtor referred to the other person;

“Deed of Covenant” means, in relation to a Ship, a deed of covenant collateral to the Mortgage for that Ship, in such form as the Lenders may approve or require, and in the plural means all of them;

“Delivery Date”  means, in relation to a Ship, the date on which title to and possession of that Ship is transferred from the Builder to the relevant Owner;

“Dollars” and “$”  means the lawful currency for the time being of the United States of America;

“Drawdown Date”  means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice”  means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings”  means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner owning the Ship or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):

(a)                                  all freight, hire and passage moneys, compensation payable to the Owner owning the Ship or the Security Trustee in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)                                 all moneys which are at any time payable under the Insurances in respect of loss of earnings; and

(c)                                  if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“EBITDA”  means, in respect of the relevant period, the Net Income of the Borrower’s Group before interest, taxes, depreciation and amortisation and any capital gains or losses realised from the sale of any Fleet Vessels as shown in the Applicable Accounts;

“Environmental Claim”  means:

(a)                                  any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)                                 any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident”  means, in relation to each Ship:

(a)                                  any release of Environmentally Sensitive Material from a Ship; or

(b)                                 any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship or any Owner and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)                                  any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Owner and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law”  means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material”  means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default”  means any of the events or circumstances described in Clause 19.1;

“Finance Documents”  means:

(a)                                  this Agreement;

(b)                                 the Master Agreement;

(c)                                  the Guarantees;

(d)                                 the Agency and Trust Agreement;

(e)                                  the Master Agreement Assignment;

(f)                                    the Predelivery Security Assignments;

(g)                                 the General Assignments;

(h)                                 the Mortgages;

(i)                                     any Deeds of Covenants;

(j)                                     the Danaos Earnings Account Pledge;

(k)                                  the Charterparty Assignments;

(l)                                     the Approved Manager’s Undertakings; and

(m)                               any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, an Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the documents referred to in this definition;

“Financial Indebtedness”  means, in relation to a person (the “debtor”),  a liability of the debtor:

(a)                                  for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)                                 under any loan stock, bond, note or other security issued by the debtor;

(c)                                  under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)                                 under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor; or

(e)                                  under any foreign exchange transaction interest or currency swap or any other kind of derivative transaction entered into by the debtor; or

(f)                                    under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Financial Year”  means, in relation to the Borrower’s Group and each Owner, each period of 1 year commencing on 1 January in respect of which its audited accounts are or ought to be prepared;

“Fleet Vessels”  means, together, all of the vessels (including, but not limited to, the Ships) from time to time owned or leased by members of the Borrower’s Group which, at the relevant time, are included within the Total Assets of the Borrower’s Group in the balance sheet of the Applicable Accounts or which would be included within the balance sheet if the Applicable Accounts were required to be prepared at that time and in the singular means any of them;

“General Assignment”  means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship, in such form as the Lenders may approve or require, and in the plural means all of them;

“Guarantee”  means, in relation to an Owner, an irrevocable and unconditional guarantee to be given by that Owner in favour of the Security Trustee, guaranteeing the obligations of the Borrower under this Agreement, the Master Agreement and the other Finance Documents, in such form as the Lenders may approve or require, and in the plural means all of them;

“Insurances”  means, in relation to a Ship:

(a)                                  all policies and contracts of insurance, including entries of such Ship in any protection and indemnity or war risks association, which are effected in respect of such Ship, her Earnings or otherwise in relation to her; and

(b)                                 all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Coverage Ratio”  means, in relation to a Compliance Date or an accounting period, the ratio of (a) EBITDA of the Borrower’s Group to (b) the Net Interest Expenses (on a trailing 12-month basis);

“Interest Period”  means in relation to an Advance, a period determined in accordance with Clause 6;

“Interest Rate Swap Rate”  means, for any applicable period:

(a)                                  the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant applicable period which appears on the appropriate page of the Reuters Monitor Money Rates

Service on the second Business Day prior to the commencement of the applicable period; or

(b)                                 if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Agent to be the Interest Rate Swap Rate for a period equal to, or as near as possible equal to, the relevant applicable period;

“ISM Code”  means, in relation to its application to the Approved Manager, each Owner, its Ship and its operation:

(a)                                  ‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)                                 all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation”  includes:

(a)                                  the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to the Ships or any of them within the periods specified by the ISM Code; and

(b)                                 all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and

(c)                                  any other documents which are prepared or which are otherwise relevant to establish and maintain the Ships’ or the Owners’ compliance with the ISM Code which the Agent may require;

“ISM SMS”  means the safety management system for each Ship which is required to be developed, implemented and maintained by the Owner of that Ship under the ISM Code;

“ISPS Code”  means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation Assembly as the same may be amended or supplemented from time to time;

“ISSC”  means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender”  means, subject to Clause 26.6:

(a)                                  a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)                                 the holder for the time being of a Transfer Certificate;

(and includes their respective successors);

“LIBOR”  means, for an Interest Period:

(a)                                  the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Reuters BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace Reuters BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)                                 if no rate is quoted on Reuters BBA Page LIBOR 01 or the rate quoted on Reuters BBA Page LIBOR 01 does not represent the cost of funding of any Lender, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Lender as the rate at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market at the Lender’s request at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan”  means the aggregate principal amount of the Advances for the time being outstanding under this Agreement;

“Major Casualty”  means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Majority Lenders”  means:

(a)                                  at any time when no Advances are outstanding, Lenders whose Commitments total 67 per cent. of the Total Commitments; and

(b)                                 at any other time, Lenders whose Contributions total 67 per cent. of the Loan;

“Margin”  means 0.685 per cent. per annum;

“Market Value” means, in respect of each Ship and each Fleet Vessel, the market value thereof determined from time to time in accordance with Clause 15.3 (or as the case may be Clause 15.4);

“Market Value Adjusted Net Worth”  means, at any time, the amount by which the Market Value Adjusted Total Assets exceed the Total Liabilities;

“Market Value Adjusted Total Assets”  means, at any time, the Total Assets adjusted to reflect the Market Value of all Fleet Vessels (by substituting the value of each Fleet Vessel as specified in the Applicable Accounts with the Market Value of that Fleet Vessel as at the relevant Compliance Date);

“Master Agreement”  means the master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) made or to be made between the Borrower and the Swap Bank and includes all Transactions from time to time entered into and Confirmations from time to time exchanged thereunder;

“Master Agreement Assignment”  means the assignment of the Master Agreement executed or to be executed by the Borrower, in such form as the Lenders may approve or require;

“Mortgage”  means, in relation to a Ship, the first priority or preferred (as the case may be) ship mortgage on the Ship under an Approved Flag executed or to be executed by the Owner of the Ship in favour of the Security Trustee, in such form as the Lenders may approve or require;

“Negotiation Period”  has the meaning given in Clause 5.10;

“Net Income” means, in relation to each Financial Year of the Borrower, the net income of the Borrower’s Group appearing in the Applicable Accounts for that Financial Year;

“Net Interest Expenses”  means, as of any Compliance Date, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members the Borrower’s Group during that accounting period less interest income received, determined on a consolidated basis in accordance with USGAAP and as shown in the consolidated statements of income for the Borrower’s Group in the Applicable Accounts;

“Owners”  means together Balticsea, Bayview and Channelview, and in the singular means any of them;

“Payment Currency”  has the meaning given in Clause 21.5;

“Pertinent Jurisdiction”, in relation to a company, means:

(a)                                  England and Wales;

(b)                                 the country under the laws of which the company is incorporated or formed;

(c)                                  a country in which the company’s central management and control is or has recently been exercised;

(d)                                 a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)                                  a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)                                    a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default”  means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders (in the case of any provision of this Agreement or any of the other Finance Documents which is made subject to the determination of the Majority Lenders) and/or the satisfaction of any other condition, would constitute an Event of Default;

“Predelivery Security Assignment”  means, in relation to an Owner, an assignment of the Shipbuilding Contract and of the Refund Guarantee relevant to that Owner, to be given by that Owner in favour of the Security Trustee, in such form as the Lenders may approve or require;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Refund Guarantee A”  means the irrevocable and unconditional refund guarantee issued or to be issued by the Refund Guarantor in favour of Bayview in relation to each stage payment made or to be made by Bayview to the Builder pursuant to the Shipbuilding Contract A prior to the relevant Delivery Date;

“Refund Guarantee B”  means the irrevocable and unconditional refund guarantee issued or to be issued by the Refund Guarantor in favour of Channelview in relation to each stage payment made or to be made by Channelview to the Builder pursuant to the Shipbuilding Contract B prior to the relevant Delivery Date;

“Refund Guarantee C”  means the irrevocable and unconditional refund guarantee issued or to be issued by the Refund Guarantor in favour of Balticsea in relation to each stage payment made or to be made by Balticsea to the Builder pursuant to the Shipbuilding Contract C prior to the relevant Delivery Date;

“Refund Guarantees”  means, together, Refund Guarantee A, Refund Guarantee B and Refund Guarantee C and in the singular means any of them;

“Refund Guarantor”  means The Export-Import Bank of Korea acting through its office at 16-1, Yoido-Dong, Yeongdeungpo-Gu, Seoul, 150-996, Korea;

“Relevant Person”  has the meaning given in Clause 19.9;

“Repayment Date”  means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation”  includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Secured Liabilities”  means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgement relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Cover Ratio”  means the ratio (expressed as a percentage) which is determined at any time by comparing (i) the aggregate of the amounts referred to in paragraphs (a) and (b) of Clause 15.1 to (ii) the aggregate of the Loan and the Swap Exposure;

“Security Interest”  means:

(a)                                  a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)                                 the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)                                  any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A;

“Security Party”  means the Owners and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period”  means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties, the Lenders and the other Creditor Parties (which notice the Agent shall give when the conditions set out below are satisfied) that:

(a)                                  all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)                                 no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)                                  neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and

(d)                                 the Agent, the Security Trustee and the Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee”  means Deutsche Bank AG Filiale Deutschlandgeschäft, in its capacity as security trustee for the Lenders and the Swap Bank under the Finance Documents, or any successor of it in such capacity appointed under clause 5 of the Agency and Trust Agreement;

“Ship A” means the 4,250 TEU container carrier newbuilding currently being constructed by the Builder and having Builder’s Hull No. 1670 to be purchased by Bayview pursuant to Shipbuilding Contract A and registered in the ownership of Bayview under an Approved Flag with the name “ZIM RIO GRANDE”;

“Ship B” means the 4,250 TEU container carrier newbuilding currently being constructed by the Builder and having Builder’s Hull No. 1671 to be purchased by Channelview pursuant to Shipbuilding Contract B and registered in the ownership of Channelview under an Approved Flag with the name “ZIM SAO PAOLO”;

“Ship C” means the 4,250 TEU container carrier newbuilding currently being constructed by the Builder and having Builder’s Hull No. 1672 to be purchased by Balticsea pursuant to Shipbuilding Contract C and registered in the ownership of Balticsea under an Approved Flag with the name “ZIM KINGSTON”;

“Shipbuilding Contract A”  means the shipbuilding contract dated 28 March 2006 and made between the Builder and Bayview for the construction by the Builder of Ship A and its purchase by Bayview, as supplemented from time to time;

“Shipbuilding Contract B”  means the shipbuilding contract dated 28 March 2006 and made between the Builder and Channelview, for the construction by the Builder of Ship B and its purchase by Channelview, as supplemented from time to time;

“Shipbuilding Contract C”  means the shipbuilding contract dated 28 March 2006 and made between the Builder and Balticsea, for the construction by the Builder of Ship C and its purchase by Balticsea, as supplemented from time to time;

“Shipbuilding Contracts”  means, together, Shipbuilding Contract A, Shipbuilding Contract B and Shipbuilding Contract C, and in the singular means any of them;

“Ships”  means, together, Ship A, Ship B and Ship C, and in the singular means any of them;

“Swap Bank” means Deutsche Bank AG, acting through its office at Theodor-Heuss-Allee 70, 60486 Frankfurt am Main, Germany;

“Swap Exposure”  means, as at any relevant date the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Transactions entered into between the Borrower and the Swap Bank;

“Total Assets” means, as of any Compliance Date, the aggregate value of all assets of the Borrower’s Group included in the Applicable Accounts as “current assets” and the value of all investments (valued in accordance with USGAAP) and all other tangible and intangible assets of the Borrower’s Group properly included in the Applicable Accounts as “fixed assets” in accordance with USGAAP;

“Total Liabilities” means, as of any Compliance Date, Total Assets less Book Net Worth;

“Total Loss”  means, in relation to a Ship:

(a)                                  actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)                                 any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)                                  any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal;

(d)                                 any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless she is within 30 days redelivered to the full control of the Owner owning the Ship;

“Total Loss Date”  means, in relation to a Ship:

(a)                                  in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)                                 in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)                                     the date on which a notice of abandonment is given to the insurers; and

(ii)                                  the date of any compromise, arrangement or agreement made by or on behalf of the Owner owning the Ship, with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)                                  in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Tranche A”  means the aggregate of the Advances to be made available by the Lenders to the Borrower to assist Bayview in its acquisition of Ship A or, as the context may require, the aggregate principal amount thereof outstanding at the relevant time under this Agreement;

“Tranche B”  means the aggregate of the Advances to be made available by the Lenders to the Borrower to assist Channelview in its acquisition of Ship B or, as the context may require, the aggregate principal amount thereof outstanding at the relevant time under this Agreement;

“Tranche C”  means the aggregate of the Advances to be made available by the Lenders to the Borrower to assist Balticsea in its acquisition of Ship C or, as the context may require, the aggregate principal amount thereof outstanding at the relevant time under this Agreement;

“Tranches”  means, together, Tranche A, Tranche B and Tranche C, and in the singular means any of them;

“Transaction”  has the meaning given in the Master Agreement;

“Transfer Certificate”  has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement; and

“ZIM”  means Zim Israel Intergrated Shipping Services Ltd., a company having its principal office at 7-9 Pal Yam Avenue, P.O. Box 1723, Haifa, 31016, Israel.

1.2                               Construction of certain terms.  In this Agreement:

“approved”  means, for the purpose of Clause 13, approved in writing by the Agent, with the authorisation of the Majority Lenders;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks”  means, in relation to a Ship, (i) the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which that Ship is assessed for the purpose of such claims exceeding her hull and machinery insured value and (ii) collision liabilities not recoverable in full under the applicable hull and machinery insurance by reason of such liabilities exceeding such proportion of the insured value of that Ship as is covered thereunder;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months”  shall be construed in accordance with Clause 1.3;

“obligatory insurances”  means, in relation to a Ship, all insurances effected, or which the Owner owning the Ship is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;

“parent company”  has the meaning given in Clause 1.4;

“person”  includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks and legal liabilities to third parties covered under the terms and conditions of club rules as updated and/or amended from time to time by a protection and indemnity club, which is a member of the international group of protection and indemnity associations (IGA) including, but not limited to, pollution, passenger and crew claims, freight, demurrage and detention risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary”  has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax”  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” means the insurances of all risks according to Institute War and Strikes Clauses (Hulls-Time) (1/10/83) or (1/11/95), or equivalent conditions as any of the aforesaid is updated and/or amended from time to time including, but not limited to, mines, war risks P&I, terrorism, blocking and trapping, missing vessels, confiscation, deprivation, political risks and all risks excluded from the standard form of English or other marine policies by the free of capture and seizure (F.C. & S.) clause.

1.3                               Meaning of “month”.  A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)                                  on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)                                 on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4                               Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)                                  a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)                                 P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)                                  P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)                                 P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5                               General Interpretation.

(a)                                  In this Agreement:

(i)                                     references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)                                  references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(iii)                               words denoting the singular number shall include the plural and vice versa; and

(iv)                              where a determination or opinion is stated to be “conclusive” it shall be binding on the relevant party save for manifest error;

(b)                                 Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)                                  The clause headings shall not affect the interpretation of this Agreement.

2                                         FACILITY

2.1                               Amount of facility.  Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a senior secured term loan facility of up to $180,000,000 in three Tranches.  Each Tranche shall be in the amount of up to $60,000,000.

Tranche A may be drawn in up to two Advances and each of Tranche B and Tranche C may be drawn in up to three Advances, each in the maximum amount specified in Schedule 4 of this Agreement.

2.2                               Lenders’ participations in Advances.  Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3                               Transactions under the Master Agreement.  The Borrower shall provide the Swap Bank with a right of first refusal at any time to conclude Transactions for the purpose of hedging the Borrower’s interest payment obligations under this Agreement.  The Borrower agrees that signature of a Master Agreement does not commit either the Swap Bank to conclude Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Transactions may be concluded and secured, assuming that, in relation to each proposed Transaction, mutually acceptable terms can then be agreed at the relevant time.

3                                         POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS

3.1                               Interests of Lenders and Swap Bank several.  The rights of the Lenders and the Swap Bank under this Agreement and the Master Agreement are several; accordingly:

(a)                                  each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement; and

(b)                                 the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under the Master Agreement,

without joining the Agent, the Security Trustee, any other Lender or the Swap Bank as additional parties in the proceedings.

3.2                               Proceedings by individual Lender or Swap Bank.  However, without the prior consent of the Majority Lenders, no Lender and the Swap Bank may bring proceedings in respect of:

(a)                                  any other liability or obligation of the Borrower or a Security Party under or connected with a Finance Document or the Master Agreement; or

(b)                                 any misrepresentation or breach of warranty by the Borrower or a Security Party in or connected with a Finance Document or the Master Agreement.

3.3                               Obligations several.  The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)                                  the obligations of the other Lenders being increased; nor

(b)                                 the Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or the Master Agreement.

3.4                               Parties bound by certain actions of Majority Lenders.  Every Lender, the Swap Bank, the Borrower and each Security Party shall be bound by:

(a)                                  any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)                                 any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document;

(c)                                  any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5                               Reliance on action of Agent.  However, the Borrower and each Security Party:

(a)                                  shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)                                 shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6                               Construction.  In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4                                         DRAWDOWN

4.1                               Request for Advance.  Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Hamburg time) 3 Business Days prior to the intended Drawdown Date.

4.2                               Availability.  The conditions referred to in Clause 4.1 are that:

(a)                                  a Drawdown Date has to be a Business Day during the Availability Period;

(b)                                 each Advance shall:

(i)                                     subject to Clause 4.2(c), be in an amount that does not exceed the maximum amount of that Advance specified in Schedule 4; and

(ii)                                  be used to part-finance the relevant instalment payable to the Builder pursuant to the relevant Shipbuilding Contract as are specified in Schedule 4;

(c)                                  the aggregate amount of the Advances in respect of a Tranche shall not exceed the maximum amount of that Tranche as set out in Clause 2.1; and

(d)                                 the Borrower shall demonstrate to the satisfaction of the Lenders the availability to it of funds in an amount equal to the amount by which the instalment due to the Builder pursuant to the relevant Shipbuilding Contract on the relevant Drawdown Date exceeds the Advance to be made available to the Borrower on that Drawdown Date.

4.3                               Purpose of Advances.  The Borrower undertakes with each Creditor Party to use each Advance only for the purposes stated in the Recitals to this Agreement.

4.4                               Notification to Lenders of receipt of Drawdown Notice.  The Agent shall promptly notify the Lenders it has received a Drawdown Notice and the Agent shall inform each Lender of:

(a)                                  the amount of the Advance and the Drawdown Date;

(b)                                 the amount of that Lender’s participation in the Advance; and

(c)                                  the duration of the first Interest Period relative to such Advance.

4.5                               Drawdown Notice irrevocable.  A Drawdown Notice must be signed by a duly authorised person on behalf of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting with the authorisation of the Majority Lenders.

4.6                               Lenders to make available Contributions.  Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.7                               Disbursement of Advance.  Subject to the provisions of this Agreement, the Agent shall, on and with value on each Drawdown Date, pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.6 and that payment to the Borrower shall be made to the account of the Builder which the Borrower specifies in the Drawdown Notice.

4.8                               Disbursement of Advance to third party.   The payment by the Agent under Clause 4.7 to the Builder shall constitute the making of the Advance and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lenders in an amount equal to that Advance.

4.9                               Consolidation of Tranches.   On the date falling 3 months after the Drawdown Date of the final Tranche, all Tranches shall be consolidated into a single Tranche.

5                                         INTEREST

5.1                               Payment of normal interest.  Subject to the provisions of this Agreement, interest on each Advance or (following the consolidation of the Tranches pursuant to Clause 4.9) the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2                               Normal rate of interest.  Subject to the provisions of this Agreement, the rate of interest on each Advance or, as the case may be, the Loan in respect of an Interest Period shall be the aggregate of (a) the Margin and (b) LIBOR for that Interest Period.

5.3                               Payment of accrued interest.  In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4                               Notification of Interest Periods and rates of normal interest.  The Agent shall notify the Borrower and each Lender of:

(a)                                  each rate of interest; and

(b)                                 the duration of each Interest Period;

as soon as reasonably practicable after each is determined.

5.5                               Obligation of Lenders to quote.  Each Lender shall, if the circumstances referred to in paragraph (b) of the definition of LIBOR arise at any time, use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6                               Absence of quotations by Lenders.  If any Lender fails to supply a quotation when required, the Agent shall determine LIBOR on the basis of the quotations supplied by the other Lender or Lenders; but if at least half of the total number of Lenders at any time fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7                               Market disruption.  The following provisions of this Clause 5 apply if:

(a)                                  no rate is quoted on the appropriate page of the Reuters BBA Page LIBOR 01 and at least half of the total number of Lenders at any time do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)                                 at least 1 Business Day before the start of an Interest Period, any Lender notifies the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to that Lender of funding its respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for an Interest Period; or

(c)                                  at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8                               Notification of market disruption.  The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9                               Suspension of drawdown.  If the Agent’s notice under Clause 5.8 is served on the Borrower before an Advance is made:

(a)                                  in a case falling within paragraphs (a) or (b) of Clause 5.7, the Lenders’ obligations to make, and the Borrower’s obligation to borrow, that Advance; and

(b)                                 in a case falling within paragraph (c) of Clause 5.7, the Affected Lender’s obligation to participate in the Advance;

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10                        Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.8 is served on the Borrower after an Advance is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11                        Application of agreed alternative rate of interest.  Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12                        Alternative rate of interest in absence of agreement.  If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13                        Notice of prepayment.  If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 15 Business Days’ notice of its intention to prepay.

5.14                        Prepayment; termination of Commitments.  A notice under Clause 5.13 shall be irrevocable if served 3 Business Days before payment; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)                                  on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)                                 on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and, if the prepayment or repayment is not made on the last Business Day of the interest period set by the Agent, any sums payable under Clause 21.1(b).

5.15                        Application of prepayment.  The provisions of Clause 8 shall apply in relation to the prepayment.

6                                         INTEREST PERIODS

6.1                               Commencement of Interest Periods.  The first Interest Period applicable to an Advance shall commence on the relevant Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2                               Duration of normal Interest Periods.  Subject to Clauses 6.3 and 6.4, each Interest Period in respect of each Advance shall be:

(a)                                  3 or 6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (Hamburg time) 3 Business Days before the commencement of the Interest Period;

(b)                                 in the case of the first Interest Period applicable to the second and any subsequent Advance of a Tranche, a period ending on the last day of the then current Interest Period applicable to such Tranche, whereupon all of the Advances in respect of such Tranche shall be consolidated and treated as a single advance;

(c)                                  in the case of the first Interest Period applicable to the second and subsequent Tranche, a period ending on the last day of the then current Interest Period applicable to the first Tranche, whereupon all of the Tranches shall be consolidated and treated as a single tranche;

(d)                                 3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a) above; or

(e)                                  such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower.

6.3                               Duration of Interest Periods for repayment instalments.  In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period in relation to the relevant Tranche shall end on that Repayment Date.

6.4                               Non-availability of matching deposits for Interest Period selected.  If, after the Borrower has selected (and the Lenders have agreed) an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (Hamburg time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7                                         DEFAULT INTEREST

7.1                               Payment of default interest on overdue amounts.  The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or any other designated payee, does not receive on or before the relevant date, that is:

(a)                                  the date on which the Finance Documents provide that such amount is due for payment; or

(b)                                 if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)                                  if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2                               Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)                                  in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or

(b)                                 in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.

7.3                               Calculation of default rate of interest.  The rates referred to in Clause 7.2 are:

(a)                                  the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)                                 the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)                                     LIBOR; or

(ii)                                  if the Agent (after consultation with all the Lenders) determines that Dollar deposits for any such period are not being made available to any Lender by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Agent from such other sources as the Agent (after consultation with all the Lenders) may from time to time determine.

7.4                               Notification of interest periods and default rates.  The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5                               Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6                               Compounding of default interest.  Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7                               Application to Master Agreement. For the avoidance of doubt this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 9(h)(i)(1) (Interest on Defaulted Payments) of the Master Agreement shall apply.

8                                         REPAYMENT AND PREPAYMENT

8.1                               Amount of repayment instalments.  The Borrower shall repay the Loan by 32 equal consecutive quarterly instalments of $2,500,000 each and by a balloon instalment of $100,000,000 (the “Balloon Instalment”)  Provided that if the amount of the Loan drawndown hereunder is less than $180,000,000, each of the repayment instalments and the Balloon Instalment shall be reduced pro rata by an amount in aggregate equal to the undrawn balance.

8.2                               Repayment Dates.  The first instalment shall be repaid on 31 December 2010 and the last instalment together with the Balloon Instalment shall be paid on the earlier of (i) the date falling on the tenth anniversary of the final Drawdown Date and (ii) 31 May 2019.

8.3                               Final Repayment Date.  On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4                               Voluntary prepayment.  Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period in respect thereof.

8.5                               Conditions for voluntary prepayment.  The conditions referred to in Clause 8.4 are that:

(a)                                  a partial prepayment shall be $5,000,000 or a multiple thereof;

(b)                                 the Agent has received from the Borrower at least 3 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)                                  the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower in connection with the prepayment has been obtained and remains in force.

8.6                               Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7                               Mandatory prepayment.  The Borrower shall be obliged to prepay the Relevant Tranche:

(a)                                  if a Ship is sold or becomes a Total Loss:

(i)                                     in the case of a sale, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

(ii)                                  in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss;

(b)                                 if any of the following occurs, on demand by the Agent:

(i)                                     either a Shipbuilding Contract or a Refund Guarantee is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason; or

(ii)                                  a Shipbuilding Contract is materially amended or varied without the prior written consent of the Agent except for any such amendment or variation as is permitted by this Agreement or any other relevant Finance Document; or

(iii)                               a Ship has not for any reason been delivered to, and accepted by, the relevant Owner under the Shipbuilding Contract to which it is a party 210 days after the scheduled delivery date specified in Article VII of the relevant Shipbuilding Contract.

In this Clause 8.7, “Relevant Tranche” means, in relation to a Ship, the Tranche which has been made available hereunder to finance that Ship.

8.8                               Amounts payable on prepayment.  A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 below or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.9                               Application of partial prepayment.  Each partial prepayment shall if made pursuant to Clause 8.4 be applied in order of maturity first against the repayment instalments outstanding at that time and thereafter the Balloon Instalment, unless otherwise agreed by the Lenders.

8.10                        No reborrowing.  No amount prepaid may be reborrowed.

8.11                        Unwinding of Transactions.  On or prior to any repayment or prepayment under this Clause 8 or any other provision of this Agreement, the Borrower shall, unless otherwise agreed by the Lenders, wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Transactions so that the notional principal amount of the continuing Transactions thereafter remaining does not and will not in the future exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

9                                         CONDITIONS PRECEDENT

9.1                               Documents, fees and no default.  Each Lender’s obligation to make an Advance is subject to the following conditions precedent:

(a)                                  that on or before the date of this Agreement, the Agent receives:

(i)                                     the documents described in Part A of Schedule 3 in a form and substance satisfactory to the Agent and its lawyers; and

(ii)                                  the arrangement fee referred to in Clause 20.1;

(b)                                 that, on or before the service of the Drawdown Notice in respect of the first Advance of Tranche A, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers;

(c)                                  that, on or before the service of the Drawdown Notice in respect of the first Advance of Tranches B and C, the Agent receives the documents described in Part C of Schedule 3 in form and substance satisfactory to it and its lawyers;

(d)                                 that, on or before the service of the Drawdown Notice in respect of the second Advance of Tranche B and C, the Agent receives the documents described in Part D of Schedule 3 in form and substance satisfactory to it and its lawyers;

(e)                                  that, on or before the service of the Drawdown Notice in respect of the final Advance of each Tranche, the Agent receives the documents described in Part E of Schedule 3 in form and substance satisfactory to it and its lawyers;

(f)                                    that, on or before the service of the Drawdown Notice in respect of the final Advance to be made pursuant to the terms of this Agreement, the Agent receives any accrued (but unpaid) commitment fee payable pursuant to Clause 20.1(b) and has received payment of the expenses referred to in Clause 20.2;

(g)                                 that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)                                     no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance; and

(ii)                                  the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)                               none of the circumstances contemplated by Clause 5.7 has occurred and is continuing;

(iv)                              there has been no material adverse change in the financial position, state of affairs or prospects of the Borrower or the Owners in the light of which the Agent considers that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due; and

(h)                                 that, if the ratio set out in Clause 15.1 were applied immediately following the making of an Advance which will be used in financing (inter alia) the delivery instalment payable pursuant the Shipbuilding Contract for a Ship, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(i)                                     that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, may request by notice to the Borrower prior to the relevant Drawdown Date.

9.2                               Waiver of conditions precedent.  If the Majority Lenders at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such longer period as the Agent, with the authorisation of the Majority Lenders specifies).

10                                  REPRESENTATIONS AND WARRANTIES

10.1                        General.  The Borrower represents and warrants to each Creditor Party as follows.

10.2                        Status.  The Borrower is a corporation incorporated in and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

10.3                        Share capital and ownership.  The Borrower has an authorised share capital divided into 205,000,000 shares of $0.01 each divided into 200,000,000 shares of common stock and 5,000,000 shares of preferred stock.  The Borrower is the indirect and ultimate owner of all of the issued share capital of each Owner.

10.4                        Corporate power.  The Borrower (or in the case of paragraphs (a) and (b), each Owner) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)                                  to execute its Shipbuilding Contract, to purchase and pay for its Ship under the relevant Shipbuilding Contract and register its Ship in its name under an Approved Flag;

(b)                                 to enter into, and perform its obligations under, the Charterparty to which it is a party;

(c)                                  to execute the Finance Documents to which the Borrower is a party; and

(d)                                 to borrow under this Agreement, to enter into Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

10.5                        Consents in force.  All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6                        Legal validity; effective Security Interests.  The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)                                  constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)                                 create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7                        No third party Security Interests.  Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:

(a)                                  the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)                                 no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8                        No conflicts.  The execution by the Borrower of each Finance Document to which it is a party, the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)                                  any law or regulation; or

(b)                                 the constitutional documents of the Borrower; or

(c)                                  any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9                        No withholding taxes.  All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10                 No default.  No Event of Default or Potential Event of Default has occurred and is continuing.

10.11                 Information.  All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5.

10.12                 No litigation.  No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s ability to satisfy and discharge in a timely manner any of its liabilities or obligations under any Finance Document.

10.13                 Validity and completeness of Shipbuilding Contracts.

(a)                                  The copies of the Shipbuilding Contracts delivered to the Agent before the date of this Agreement are true and complete copies;

(b)                                 each Shipbuilding Contract constitutes valid, binding and enforceable obligations of the Builder and the relevant Owner respectively in accordance with its terms; and

(c)                                  other than those amendments and additions to any of the Shipbuilding Contracts disclosed to the Agent before the date of this Agreement, no amendments or additions to any of the Shipbuilding Contracts have been agreed nor has any Owner or the Builder waived any of their respective rights under the Shipbuilding Contracts.

10.14                 No rebates etc.  There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Owners, the Builder or any third party in connection with the purchase by each Owner of the Ship to be owned by it, other than as disclosed to the Agent in writing on or prior to the date of this Agreement.

10.15                 Taxes paid.  The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower and its business.

10.16                 Compliance with certain undertakings.  At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.12.

10.17                 ISM Code and ISPS Code compliance.  All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, any Owner, the Approved Manager, ZIM and any Ship have been complied with.

10.18                 No money laundering.  Without prejudice to the generality of Clause 4.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

11                                  GENERAL UNDERTAKINGS

11.1                        General.  The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2                        Title; negative pledge and pari passu ranking. The Borrower will:

(a)                                  indirectly hold the entire beneficial interest in, each Owner, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents;

(b)                                 not create or permit to arise any Security Interest over any other asset, present or future (including, but not limited to the Borrowers rights against the Swap Bank under the Master Agreement or all or any part of the Borrower’s interest in any amount payable to the Borrower by the Swap Bank under the Master Agreement) other than in the normal course of its business of acquiring, financing and operating vessels; and

(c)                                  procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3                        No disposal of assets.  The Borrower will not transfer, lease or otherwise dispose of:

(a)                                  all or a substantial part of its assets (including without limitation, the shares of the Owners), whether by one transaction or a number of transactions, whether related or not; or

(b)                                 any debt payable to it or any other right (present, future or contingent) to receive a payment, including any right to damages or compensation,

if such transfer, lease or disposal results in a reduction of the Market Value Adjusted Total Assets by at least 50 per cent. (in all other circumstances the Borrower shall be deemed to have complied with its obligations under this Clause 11.3 by providing the Agent with prior written notice of its decision to transfer, lease or otherwise dispose of its assets as aforesaid).

11.4                        No other liabilities or obligations to be incurred. The Borrower will not, and will procure that none of the Owners will, incur any liability or obligation except liabilities and obligations:

(a)                                  under the Finance Documents and the Shipbuilding Contract to which each is a party;

(b)                                 under the Master Agreement;

(c)                                  incurred, in the case of each Owner, in the normal course of its business of operating its Ship; and

(d)                                 incurred, in the case of the Borrower, in the normal course of its business of acquiring and financing vessels through its wholly-owned subsidiaries.

11.5                        Information provided to be accurate.  All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6                        Provision of financial statements. The Borrower will send to the Agent:

(a)                                  as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Borrower (commencing with the Financial Year ended 31 December 2007), the audited consolidated accounts of the Borrower’s Group for that Financial Year and the audited individual accounts of the Borrower for that Financial Year; and

(b)                                 as soon as possible, but in no event later than 90 days after the end of each financial quarter in each Financial Year of the Borrower, the unaudited consolidated accounts of the Borrower’s Group for that 3-month period.

The Agent will consider that the Borrower has fulfilled its obligations under this Clause 11.6 if the Borrower has filed its accounts with the Securities Exchange Commission (SEC) within the time periods specified in this Clause 11.6.

11.7                        Form of financial statements.  All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)                                  be prepared in accordance with all applicable laws and USGAAP consistently applied;

(b)                                 give a true and fair view of the state of affairs of the Borrower or (as the case may be) the Borrower’s Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)                                  fully disclose or provide for all significant liabilities of the Borrower or (as the case may be) the Borrower’s Group.

11.8                        Shareholder and creditor notices. The Borrower will send the Agent, at the same time as they are despatched, copies of all documents which are despatched:

(a)                                  to the Borrower’s creditors generally;

(b)                                 if there is no Event of Default, to its shareholders (or any class of them) which the Borrower is required to despatch by law; and

(c)                                  if there is an Event of Default which is continuing, all documents despatched by the Borrower to its shareholders (or any class of them).

11.9                        Consents.  The Borrower will maintain in force and promptly obtain or renew (or, as the case may be, will procure that there is maintained in force and promptly obtained or renewed), and will promptly send certified copies to the Agent of, all consents required:

(a)                                  for the Borrower and each Owner to perform its obligations under any Finance Document to which it is a party;

(b)                                 for the validity or enforceability of any Finance Document to which it is a party; and

(c)                                  for each Owner to continue to own and operate the Ship owned by it,

and the Borrower will comply (or procure compliance) with the terms of all such consents.

11.10                 Maintenance of Security Interests. The Borrower will:

(a)                                  at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)                                 without limiting the generality of paragraph (a) at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in the Marshall Islands, Liberia, Greece, Panama, Bahamas or Cyprus or such other jurisdiction which the Lenders may reasonably require (including, without limitation, any Approved Flag State if at the relevant time a Ship is registered under the laws of such Approved Flag State), pay any stamp, registration or similar tax in any such country in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11                 Notification of litigation.  The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ships, their Earnings or their Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12                 Principal place of business.  The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at Clause 28.2(a) and the Borrower will not establish, nor do anything as a result of which it would be deemed to have, a place of business in any other country.

11.13                 Confirmation of no default.  The Borrower will, within 3 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an authorised officer of the Borrower and which:

(a)                                  states that no Event of Default or Potential Event of Default has occurred; or

(b)                                 states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given,

The Agent may serve requests under this Clause 11.13 from time to time;  this Clause 11.13 does not affect the Borrower’s obligations under Clause 11.14.

11.14                 Notification of default.  The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)                                  the occurrence of an Event of Default or a Potential Event of Default; or

(b)                                 any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will thereafter keep the Agent fully up-to-date with all developments.

11.15                 Provision of further information.  The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)                                  to the Borrower, the Ships, their Insurances, their Earnings or the Owners; or

(b)                                 any other matter relevant to, or to any provision of, a Finance Document, which in each case may be requested by the Agent or the Security Trustee (through the Agent) by any Lender at any time.

11.16                 No amendment to the Shipbuilding Contracts.  The Borrower will ensure that no Owner shall agree to any material amendment or supplement to, or waive or fail to enforce, a Shipbuilding Contract to which such Owner is a party to or any of its provisions.

11.17                 Purchase of further tonnage.  The Borrower shall procure that no Owner shall purchase any vessel other than the Ships.

11.18                 “Know your customer” requirements.  The Borrower shall provide to the Agent such documentation and evidence as may be required by any Lender from time to time to comply with applicable law and regulations and its own internal guidelines in relation to the opening of bank accounts and the identification of its customers.

11.19                 Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.20                 Charterparties.  If any of the Charterparties is terminated or becomes invalid or unenforceable or otherwise ceases to be in full force and effect for any reason prior to its stated termination date, the Borrower shall procure that the relevant Charterparty is replaced within 30 days (or 60 days if the relevant Ship may not be chartered due to a defect or is drydocked or is being repaired) by another charter having similar characteristics to the relevant Charterparty with a charterer and in a form and on terms in all respects acceptable to the Lenders.

12                                  CORPORATE UNDERTAKINGS

12.1                        General.  The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, may otherwise permit (such permission not to be unreasonably withheld in the case of Clause 12.3(e)).

12.2                        Maintenance of status.  The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

12.3                        Negative undertakings. The Borrower will not:

(a)                                  change the nature of its business; or

(b)                                 pay any dividend or make any other form of distribution at any time when an Event of Default or a Potential Event of Default has occurred and is continuing or will result from the payment of any dividend or the making of any other form of distribution;

(c)                                  effect any form of redemption, purchase or return of share capital at any time when an Event of Default or a Potential Event of Default has occurred or is continuing or will result from any form of redemption, purchase or return of share capital; or

(d)                                 provide any form of credit or financial assistance to:

(i)                                     a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)                                  any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length Provided that this shall not prevent or restrict the Borrower from on-lending the Loan to the Owners; or

(e)                                  enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or

(f)                                    cause the shares of the Borrower to cease to be listed on the New York Stock Exchange.

12.4                        Subordination of rights of Borrower.  All rights which the Borrower at any time has (whether in respect of the on-lending of the Loan or any other transaction) against any Owner or their assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents;  and in particular, the Borrower shall not during the Security Period:

(a)                                  claim, or in a bankruptcy of any Owner prove for, any amount payable to the Borrower by any Owner , whether in respect of this or any other transaction;

(b)                                 take or enforce any Security Interest for any such amount; or

(c)                                  claim to set-off any such amount against any amount payable by the Borrower to any Owner.

12.5                        Financial Covenants.  The Borrower shall ensure that at all times:

(a)                                  the ratio of Total Liabilities (after deducting all Cash and Cash Equivalents) to Market Value Adjusted Total Assets (after deducting all Cash and Cash Equivalents) shall not exceed 0.7:1;

(b)                                 the aggregate of all Cash and Cash Equivalents shall be not less than the higher of $500,000 per Fleet Vessel and 3 per cent. of the Consolidated Debt;

(c)                                  the Interest Coverage Ratio shall not be less than 2.5:1; and

(d)                                 the Market Value Adjusted Net Worth of the Borrower’s Group shall not be less than $400,000,000.

12.6                        Compliance check.  Compliance with the undertakings contained in Clause 12.5 shall be determined in each Financial Year:

(a)                                  at the time the Agent receives the Applicable Accounts of the Borrower’s Group for the first 6-month period of the Borrower’s Group in each Financial Year (pursuant to Clause 11.6(b)), by reference to the unaudited Applicable Accounts for the first two financial quarters in the relevant Financial Year and, in the case of the second 6-month period, by reference to the audited Applicable Accounts of the Borrower’s Group in each Financial Year;

(b)                                 at any other time as the Agent may reasonably request by reference to such evidence as the Lenders may require to determine and calculate the financial covenants referred to in Clause 12.5.

At the same time as it delivers the Applicable Accounts referred to in this Clause 12.6, the Borrower shall deliver to the Agent a certificate in the form set out in Schedule 6 demonstrating its compliance (or not, as the case may be) with the provisions of Clause 12.5 signed by the chief financial officer of the Borrower.

12.7                        Maintenance of ownership of Owners.  The Borrower shall remain the ultimate legal and beneficial owner of the entire issued and allotted share capital of each Owner free from any Security Interest.

13                                  INSURANCE

13.1                        General.  The Borrower undertakes with each Creditor Party to procure that each Owner will comply with the following provisions of this Clause 13 at all times during the Security Period (after the Ship which is owned or to be owned by that Owner has been delivered to it under the relevant Shipbuilding Contract) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2                        Maintenance of obligatory insurances.  The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)                                  fire and usual marine risks for hull and machinery including excess risks; and

(b)                                 war risks (including war risks, P&I and terrorism); and

(c)                                  protection and indemnity risks; and

(d)                                 any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Owner to insure and which are specified by the Security Trustee by notice to that Owner.

13.3                        Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)                                  in Dollars;

(b)                                 in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis being at least the greater of (i) the Market Value of the Ship owned by it and (ii) together with any other Ship then subject to a Mortgage 120 per cent. of the Loan;

(c)                                  in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)                                 in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)                                  on approved terms; and

(f)                                    through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4                        Further protections for the Creditor Parties.  In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)                                  (except in relation to risks referred to in Clause 13.2(c)) if the Security Trustee so requires name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)                                 name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(c)                                  provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made (other than in respect of premiums due in relation to the Ships) without set-off, counterclaim or deductions or condition whatsoever;

(d)                                 provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)                                  provide that the Security Trustee may make proof of loss if the Owners fail to do so.

13.5                        Renewal of obligatory insurances.  The Borrower shall procure that each Owner shall:

(a)                                  at least 21 days before the expiry of any obligatory insurance affected by it:

(i)                                     notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)                                  obtain the Security Trustee’s approval to the matters referred to in paragraph (i) above;

(b)                                 at least 14 days before the expiry of any obligatory insurance effected by it, renew the insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)                                  procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6                        Copies of policies; letters of undertaking.  The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)                                  they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)                                 they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)                                  they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)                                 they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)                                  they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7                        Copies of certificates of entry.  The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Owner is entered provides the Security Trustee with:

(a)                                  a certified copy of the certificate of entry for that Ship; and

(b)                                 a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)                                  where required to be issued under the terms of insurance/indemnity provided by that Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in relation to its Ship in accordance with the requirements of such protection and indemnity association; and

(d)                                 a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8                        Deposit of original policies.  The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9                        Payment of premiums.  The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances affected by it and produce all relevant receipts when so required by the Security Trustee.

13.10                 Guarantees.  The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11                 Compliance with terms of insurances.  The Borrower shall procure that no Owner does or omits to do (or permits to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and in particular:

(a)                                  each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)                                 each Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved where applicable by the underwriters of the obligatory insurances;

(c)                                  each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)                                 no Owner shall employ the Ship owned by it, nor shall allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12                 Alteration to terms of insurances.  The Borrower shall procure that no Owner shall either make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

13.13                 Settlement of claims.  The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or (subject as herein provided) for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14                 Provision of copies of communications.  If the Security Trustee shall so request in respect of an Owner, the Borrower shall procure that that Owner shall provide the Security Trustee, at the time of each such communication, or as otherwise specified by the Security Trustee, copies of all written communications which may be reasonably requested by the Security Trustee, between that Owner and:

(a)                                  the approved brokers; and

(b)                                 the approved protection and indemnity and/or war risks associations; and

(c)                                  the approved insurance companies and/or underwriters,

which relates directly or indirectly to:

(i)                                     that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)                                  any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15                 Provision of information.  In addition, the Borrower shall procure that each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)                                  obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)                                 effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 below or dealing with or considering any matters relating to any such insurances, and the Borrower shall forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses reasonably incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.16                 Mortgagees interest insurance and mortgagees interest insurance additional perils (pollution).  The Security Trustee shall effect, maintain and renew all or any of the following insurances, on such terms, conditions, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate:

(a)                                  a mortgagees interest insurance in relation to each Ship in an amount of not less than 110 per cent. of the Tranche applicable to that Ship, providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to any Ship or a liability of any Ship or of any Owner, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)                                     any act or omission on the part of an Owner, of any operator, charterer, manager or sub-manager of the Ship owned by it or of any officer, employee or agent of an Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)                                  any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of an Owner, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Owner or of such a person, including the casting away or damaging of the Ship owned by it and/or the Ship owned by it being unseaworthy; and/or

(iii)                               any other matter capable of being insured against under a mortgagees interest marine insurance policy whether or not similar to the foregoing;

(b)                                 a mortgagees interest insurance additional perils (pollution) policy in relation to each Ship in an amount of not less than 100 per cent. of the Tranche applicable to that Ship, providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over a Ship and/or any other matter capable of being insured against under a mortgagees interest insurance additional perils (pollution), and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17                 Review of insurance requirements.  The Security Trustee shall be entitled to review after prior consultation with the Borrower the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Security Trustee, significant and capable of affecting any Owner or any Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject).

13.18                 Modification of insurance requirements.  The Security Trustee shall promptly notify the Borrower and the Owners of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

13.19                 Compliance with mortgagee’s instructions.  The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the relevant Owner implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18 and the Borrower shall procure that the Owners comply with such requirement within a reasonable period or time in the context of the then prevailing circumstances.

14                                  SHIP COVENANTS

14.1                        General.  The Borrower also undertakes with each Creditor Party to procure that each Owner complies with the following provisions of this Clause 14 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld in the case of a proposed change of port of registry under the same flag of a Ship).

14.2                        Ship’s name and registration.  Each Owner shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship.

14.3                        Repair and classification.  Each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)                                  consistent with first-class ship ownership and management practice;

(b)                                 so as to maintain the highest class with a classification society which is a member of the International Association of Classification Societies and which is acceptable to the Agent (acting upon the instructions of the Majority Lenders) free of all overdue recommendations and conditions affecting class; and

(c)                                  so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code, the ISM Code Documentation, the ISPS Code and the ISPS Code Documentation.

14.4                        Modification.  The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce her value.

14.5                        Removal of parts.  The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of the relevant Owner and subject to the security constituted by the relevant Mortgage and, as the case may be, the Deed of Covenant Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.6                        Surveys.  The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee, provide the Security Trustee with copies of all survey reports.

14.7                        Inspection.  The Borrower shall:

(a)                                  ensure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship (at the risk of the relevant Owner save where any loss is shown to have been directly and mainly caused by the gross negligence or wilful misconduct of such surveyor or other person) owned by it at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs or to prepare a survey report (at the reasonable cost of the Borrower) in respect of such Ship and shall afford all proper facilities for such inspections Provided that:

(i)                                     such boarding and inspection does not materially disrupt the relevant Ship’s reasonable operation, repairs or maintenance;

(ii)                                  if no Event of Default has occurred the Borrower shall not be required to pay for the cost of a survey report in respect of each Ship more than once every 24 months; and

(b)                                 ensure that each Ship shall, both at the time of the survey referred to in this Clause 14.7 and at all other times throughout the Security Period, be in a good and safe condition and state of repair.

14.8                        Prevention of and release from arrest.  The Borrower shall procure that each Owner shall promptly discharge or settle:

(a)                                  all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances other than such liens and claims arising in the ordinary course of business (which must in any event be discharged in accordance with best ship management practice);

(b)                                 all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)                                  all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of that Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that the relevant Owner of that Ship shall procure her release within 5 Business Days of receiving such notice by providing bail or otherwise as the circumstances may require.

14.9                        Compliance with laws etc.  The Borrower shall procure that each Owner and the Approved Manager shall:

(a)                                  comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws, the ISPS Code and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner;

(b)                                 not employ the Ship owned by it nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)                                  in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless in the case of such zone where an additional premium would be payable that Owner has (at its expense)

effected any special, additional or modified insurance cover required for it to enter or trade to any war zone.

14.10                 Provision of information.  The Borrower shall procure that each Owner shall promptly provide the Agent with any information which it reasonably requests regarding:

(a)                                  the Ship owned by it, her employment, position, engagements and her Insurances;

(b)                                 the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)                                  any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)                                 any towages and salvages; and

(e)                                  that Owner’s compliance, the Approved Manager’s compliance or the compliance of the Ship owned by it with the ISM Code and the ISPS Code,

and, upon the Agent’s request, provide copies of any current charter relating to the Ship owned by it and of any current charter guarantee, and of the ISM Code Documentation and the ISPS Code Documentation.

14.11                 Notification of certain events.  The Borrower shall procure that each Owner shall as soon as it becomes aware of any of the events referred to in this Clause 14.11 notify the Agent by fax, confirmed forthwith by letter of:

(a)                                  any casualty which is or is likely to be or to become a Major Casualty;

(b)                                 any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)                                  any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms (including without limitation, any time limit specified by any insurer or classification society or any competent authority);

(d)                                 any arrest or detention of the Ship owned by it (if the arrest or detention has not been released within 3 Business Days of its imposition or the Borrower or the relevant Owner considers that the arrest or detention will not be released within 3 Business Day of its imposition), any exercise or purported exercise of any lien on that Ship or her Earnings or her Insurances or any requisition of that Ship for hire;

(e)                                  any intended dry docking of the Ship owned by it which the Owner knows, or reasonably determines, will or may exceed (or has exceeded) 10 days in total;

(f)                                    any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)                                 any claim for breach of the ISM Code or the ISPS Code being made against that Owner and, to the extent that that Owner is aware of such claim, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)                                 any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Owner shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of that Owner’s or any other person’s response to any of those events or matters.

14.12                 Restrictions on chartering, appointment of managers etc.  The Borrower shall procure that no Owner shall in relation to the Ship owned by it:

(a)                                  let the Ship owned by it on demise charter for any period, without the Agent’s written consent, such consent not to be unreasonably withheld;

(b)                                 (other than pursuant to the Charterparty relative to its Ship), enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)                                  amend, vary or supplement the Charterparty relative to that Ship if as a result of such amendment, variation or supplement (whether alone or in combination with any previous amendments, variations or supplements) the duration of the Charterparty is reduced by more than 2 years, or the charter hire is reduced by more than 5 per cent., from that specified in the Charterparty;

(d)                                 charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)                                  appoint (or permit the appointment of) a manager of the Ship owned by it other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(f)                                    de-activate or lay up the Ship owned by it; or

(g)                                 put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings or her Insurances for the cost of such work or otherwise or other arrangements satisfactory to the Security Trustee are made to ensure that no such lien will be exercised.

14.13                 Notice of Mortgage.  The Borrower shall procure that each Owner shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage or preferred (as the case may be), carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Owner to the Security Trustee or, as the case may be, the Lenders.

14.14                 Sharing of Earnings.   The Borrower shall procure that no Owner shall:

(a)                                  enter into any agreement or arrangement for the sharing of any Earnings;

(b)                                 enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)                                  enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

15                                  SECURITY COVER

15.1                        Provision of additional security cover; prepayment of Loan.  The Borrower undertakes with each Creditor Party that, if at any time the Agent notifies the Borrower that:

(a)                                  the aggregate Market Value of the Ships subject to a Mortgage; plus

(b)                                 the net realisable value of any additional security previously provided under this Clause 15,

is below 125 per cent. of the aggregate of the Loan and the Swap Exposure, the Borrower will, within 14 Business Days after the date on which the Agent’s notice is served, either:

(i)                                     provide, or ensure that a third party provides, additional security acceptable to the Agent which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which consists of either (a) cash pledged to the Security Trustee or the Lenders or (b) a mortgage over another vessel documented in such terms as the Agent (with the authorisation of the Majority Lenders) may approve or require; or

(ii)                                  prepay in accordance with Clause 8 such part (at least) of the Loan as will eliminate the shortfall.

15.2                        Requirement for additional documents.  The Borrower shall not be deemed to have complied with paragraph (i) of Clause 15.1 until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 2, 3 and 5 of Schedule 3, Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

15.3                        Valuation of a Ship not subject to a long-term charter.  The Market Value of a Ship which at the relevant time is not subject to a charter or other contract of employment having an unexpired term of at least 12 months with a first class charterer acceptable to the Lenders (in their absolute discretion) is that shown by taking the average of two valuations prepared:

(a)                                  as at a date not more than 6 weeks previously;

(b)                                 by 2 Approved Brokers appointed by the Borrower, with both reporting to the Agent;

(c)                                  with or without physical inspection of that Ship (as the Agent may require);

(d)                                 on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)                                  after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

Provided that if the difference between the 2 valuations obtained at any one time pursuant to this Clause 15.3 is greater than 10 per cent. a valuation shall be commissioned from a third Approved Broker appointed by the Agent.  Such valuation shall be conducted in accordance with this Clause 15.3 and the Market Value of the Ship in such circumstances shall be the average of the initial 2 valuations and the valuation provided by the third Approved Broker.

15.4                        Valuation of a Ship subject to long-term charter.  The Market Value of a Ship subject to a Mortgage which at the relevant time is subject to a charter or other contract of employment having an unexpired term of at least 12 months with a first class charterer acceptable to the Lenders (in their absolute discretion) shall be the aggregate of the present values (as may be conclusively determined by the Agent) of:

(a)                                  the Bareboat-equivalent Time Charter Income of the Ship in respect of the remaining unexpired term of the relevant charter or other contract of employment excluding any periods for which the relevant charter or contract of employment may be renewed at the option of any party (for the purposes of this Clause 15.4, an “option period”); and

(b)                                 the current charter-free market value (determined in accordance with Clause 15.3 but subject to the adjustments referred to in this Clause 15.4) of a vessel with identical characteristics to the Ship other than its age which shall, for the purposes of this Clause 15.4, be considered to be the age of the Ship at the expiration of the charter or other contract of employment to which the Ship is subject at the relevant time (excluding any option periods), as such value may be adjusted to take into account the terms of any commitments undertaken by the Owner of the Ship which may affect its value.

For the purposes of this Clause 15.4, the discount rate which will apply in calculating the present value of the amounts referred to in paragraphs (a) and (b) will be the aggregate of (i) the Margin and (ii) the applicable Interest Rate Swap Rate for a period equal to the unexpired term of the Ship’s charter or other contract of employment (excluding any option periods (rounded up to the nearest integral year)) unless the unexpired term of the Ship’s charter or other contract of employment (excluding any option periods) is less than 12 months in which the Interest Rate Swap Rate for a period of 12 months will apply.

15.5                        Value of additional security.  The net realisable value of any additional security which is provided under Clause 15.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.6                        Valuations binding.  Any valuation under paragraph (i) of Clause 15.1, Clauses 15.3, 15.4 or 15.5 shall, in the absence of manifest error, be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.

15.7                        Provision of information.  The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3, 15.4 or 15.5 with any information which the Agent or the Approved Broker or expert may reasonably request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8                        Payment of valuation expenses.  Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 20.4, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed or approved by the Agent under this Clause and all legal and other expenses incurred by the Agent in connection with any matter arising out of this Clause.

15.9                        Frequency of Valuations.  The Borrower shall commission valuations of the Ships at such times as the Majority Lenders shall deem necessary and, in any event, not less often than once during each 6-month period of the Security Period.

16                                  PAYMENTS AND CALCULATIONS

16.1                        Currency and method of payments.  All payments to be made:

(a)                                  by the Lenders to the Agent;

(b)                                 by the Borrower to the Agent, the Security Trustee or any Lender,

under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)                                     by not later than 11.00 a.m. (New York City time) on the due date;

(ii)                                  in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(iii)                               to such account of the Agent with a bank in New York as the Agent may from time to time notify the Borrower and each Lender.

16.2                        Payment on non-Business Day.  If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)                                  the due date shall be extended to the next succeeding Business Day; or

(b)                                 if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3                        Basis for calculation of periodic payments.  All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4                        Distribution of payments to Creditor Parties.  Subject to Clauses 16.5, 16.6 and 16.7:

(a)                                  any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)                                 amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5                        Permitted deductions by Agent.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6                        Agent only obliged to pay when monies received.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7                        Refund to Agent of monies not received.  If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)                                  refund the sum in full to the Agent; and

(b)                                 pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8                        Agent may assume receipt.  Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available (except an express notice from a Lender that it will not fund its Contribution).

16.9                        Creditor Party accounts.  Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10                 Agent’s memorandum account.  The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11                 Accounts prima facie evidence.  If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall, be prima facie evidence that that amount is owing to that Creditor Party.

17                                  APPLICATION OF RECEIPTS

17.1                        Normal order of application.  Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)                                  FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)                                     first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)                                  secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2 (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)                               thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter) calculated as at the actual Early Termination Date applying to each particular Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause;

THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2                        Variation of order of application.  The Agent may, with the authorisation of all the Lenders and the Swap Bank, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3                        Notice of variation of order of application.  The Agent may give notices under Clause 17.2 from time to time in respect of sums which may be received or recovered in the future.

17.4                        Appropriation rights overridden.  This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18                                  APPLICATION OF EARNINGS

18.1                        Payment of Earnings.  The Borrower undertakes with each Creditor Party that, throughout the Security Period (subject only to the provisions of the General Assignments), all the Earnings of a Ship are paid to the Danaos Earnings Account.

18.2                        Application of Earnings.  The Borrower undertakes with each Creditor Party to procure that money from time to time credited to, or for the time being standing to the credit of, the Danaos Earnings Account shall, unless and until an Event of Default or Potential Event of Default shall have occurred (whereupon the provisions of Clause 17.1 shall be and become applicable), be available for application in the following manner:

(a)                                  in or towards meeting the costs and expenses from time to time incurred by or on behalf of the relevant Owner in connection with the operation of the Ship owned by it;

(b)                                 in or towards making payments of all amounts due and payable by the Borrower under this Agreement other than the payments of principal and interest pursuant to Clauses 8.1 and 5.1; and

(c)                                  as to any surplus from time to time arising on the Danaos Earnings Account following application as aforesaid, to be paid to the relevant Owner or, as the case may be, the Borrower or to whomsoever the Borrower may direct.

18.3                        Location of accounts.  The Borrower shall promptly:

(a)                                  comply with any requirement of the Agent as to the location or re-location of the Danaos Earnings Account; and

(b)                                 execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over the Danaos Earnings Account.

19                                  EVENTS OF DEFAULT

19.1                        Events of Default.  An Event of Default occurs if:

(a)                                  the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; such failure shall not constitute an Event of Default if:

(i)                                     such failure is due to a bank payment transmission, technical or administrative error; and

(ii)                                  the Borrower or the relevant Security Party remedies such failure within 3 days or the due date of payment of the relevant amount; or

(b)                                 any breach occurs of Clause 9, 11.3, 12.2, 12.3, 12.4, 12.5, 13.2 or 15.1; or

(c)                                  any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default is not remedied within 14 Business Days after written notice from the Agent requesting action to remedy the same; or

(d)                                 (subject to any applicable grace period specified in the Finance Document) any breach (which the Security Trustee considers, in its discretion, to be material) by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)                                  any representation, warranty or statement (which the Security Trustee considers, in its discretion, to be material) made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made (such failure shall not constitute an Event of Default if an innocent misrepresentation has been made and which, if capable of remedy, is remedied within 10 Business Days of its occurrence unless such innocent misrepresentation is made on a Drawdown Date); or

(f)                                    any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (other than the Borrower) or any Financial Indebtedness of the Borrower of at least $1,000,000 (or the equivalent in another currency) in aggregate in the case of any Financial Indebtedness falling within paragraph (a) of the definition of that term or any Financial Indebtedness falling within all other paragraphs of the definition of that term (or, when aggregated with any Financial Indebtedness falling within paragraph (a) of that term) of at least $10,000,000 in aggregate (or the equivalent in another currency):

(i)                                     any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)                                  any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)                               a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is lawfully terminated by the lessor or owner or becomes capable of being lawfully terminated as a consequence of any termination event; or

(iv)                              any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)                                 any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)                                 any of the following occurs in relation to a Relevant Person:

(i)                                     a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)                                  any assets of a Relevant Person are subject of any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $100,000 (or $10,000,000 in the case of the Borrower) or more or the equivalent in another currency; or

(iii)                               any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)                              a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or an Owner which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(v)                                 a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless, in the case of an involuntary petition, the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)                              a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)                           any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi); or

(viii)                        in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the reasonable opinion of the Majority Lenders, is similar to any of the foregoing; or

(h)                                 the Borrower ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of the Borrower is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of the Borrower is seized, nationalised, expropriate of compulsorily acquired; or

(i)                                     it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)                                     for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)                                  for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)                                     any consent necessary to enable any Owner to own, operate or charter the Ship owned by it or to enable the Borrower, any Owner or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document, any Charterparty or a Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled if this materially affects the security position of the Creditor Parties or the ability of the Borrower or a Security Party to timely discharge and/or perform its or their liabilities and obligations (or any of them) under any Finance Document; or

(k)                                  if, without the prior consent of the Majority Lenders, members of the Dr. John Coustas family (either directly and/or through companies beneficially owned by members of the Dr. John Coustas family and/or trusts or foundations of which members of the Dr. John Coustas family are beneficiaries) own and control less than 51 per cent. of the issued voting share capital of the Borrower; or

(l)                                     if, without the prior consent of the Majority Lenders, the shares of the Borrower cease to be listed on the New York Stock Exchange; or

(m)                               it appears to the Majority Lenders that, without their prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in any Owner or in the ultimate control of the voting rights attaching to any of those shares; or

(n)                                 any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(o)                                 the security constituted by a Finance Document is in any way imperilled or in jeopardy unless within 14 Business Days of the security being so imperilled or jeopardised (i) the Borrower or a Security Party provides to the Majority Lenders security in the form of a new Finance Document which, in the opinion of the Lenders, is equivalent to that constituted by the Finance Document which has become imperilled or jeopardised or (ii) the security ceases to be imperilled or in jeopardy; or

(p)                                 the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent (acting with the authorisation of the Majority Lenders); or

(q)                                 for any reason whatsoever, any Ship ceases to be managed by the Approved Manager on terms in all respects approved by the Agent; or

(r)                                    an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(s)                                  any other event occurs or any other circumstances arise or develop including, without limitation:

(i)                                     a change in the financial position, state of affairs or prospects of the Borrower or any Owner; or

(ii)                                  any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Majority Lenders consider that there is a material risk that the Borrower is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

19.2                        Actions following an Event of Default.  On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)                                  the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)                                     serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)                                  serve on the Borrower a notice stating that the Commitments, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)                               take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law;

(b)                                 the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3                        Termination of Commitments.  On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

19.4                        Acceleration.  On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5                        Multiple notices; action without notice.  The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6                        Notification of Creditor Parties and Security Parties.  The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence

19.7                        Creditor Party rights unimpaired.  Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8                        Exclusion of Creditor Party liability.  No Creditor Party nor any receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)                                  for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)                                 as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of the Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9                        Relevant Persons.  In this Clause 19 “a Relevant Person” means the Borrower, a Security Party and any company which is a subsidiary of the Borrower or a Security Party or of which a Security Party is a subsidiary but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

19.10                 Interpretation.  In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20                                  FEES AND EXPENSES

20.1                        Arrangement and commitment fees.  The Borrower shall pay to the Agent:

(a)                                  a non-refundable arrangement fee of $360,000 on the date of this Agreement; and

(b)                                 a commitment fee at the rate of 0.25 per cent. per annum on the undrawn balance of the Loan during the period from (and including) the date of this Agreement up to and including the earlier of (i) the final Drawdown Date and (ii) the last day of the Availability Period for Tranche C, such commitment fee to be payable every 3 months in arrears and on the last day of such period.

20.2                        Costs of negotiation, preparation etc.  The Borrower shall pay to the Agent on its demand the amount of all expenses reasonably incurred by the Agent, the Lenders or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3                        Costs of variations, amendments, enforcement etc.  The Borrower shall pay to the Agent, on the Agent’s demand, the amount of all expenses incurred by a Lender in connection with:

(a)                                  any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)                                 any consent or waiver by the Agent, the Majority Lenders or the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)                                  the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)                                 any step taken by the Lender concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4                        Documentary taxes.  The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

20.5                        Certification of amounts.  A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due save in the case of manifest error.

21                                  INDEMNITIES

21.1                        Indemnities regarding borrowing and repayment of Loan.  The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)                                  an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)                                 the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period applicable to it or other relevant period;

(c)                                  any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)                                 the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2                        Breakage costs.  Without limiting its generality, Clause 21.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by a Lender:

(a)                                  in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)                                 in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3                        Miscellaneous indemnities.  The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the Creditor Party concerned, in any country, in relation to:

(a)                                  any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Creditor Party concerned or by any receiver appointed under a Finance Document;

(b)                                 any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the officers or employees of the Creditor Party concerned.

21.4                        Extension of indemnities; environmental indemnity.  Without prejudice to its generality, Clause 21.3 covers:

(a)                                  any matter which would be covered by Clause 20.3 if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and

(b)                                 any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.

21.5                        Currency indemnity.  If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)                                  making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)                                 obtaining an order or judgment from any court or other tribunal; or

(c)                                  enforcing any such order or judgment;

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6                        Application to Master Agreement.  For the avoidance of doubt, Clause 21.5 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

21.7                        Certification of amounts.  A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.8                        Sums deemed due to a Lender.  For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender save in the case of manifest error.

22                                  NO SET-OFF OR TAX DEDUCTION

22.1                        No deductions.  All amounts due from the Borrower under a Finance Document shall be paid:

(a)                                  without any form of set-off, cross-claim or condition; and

(b)                                 free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2                        Grossing-up for taxes.  If the Borrower is required by law to make a tax deduction from any payment:

(a)                                  the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)                                 the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)                                  the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3                        Evidence of payment of taxes.  Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4                        Exclusion of tax on overall net income.  In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.5                        Application to the Master Agreement.  For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

23                                  ILLEGALITY, ETC

23.1                        Illegality.  This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)                                  unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)                                 contrary to, or inconsistent with, a regulation;

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2                        Notification of illegality.  The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3                        Prepayment; termination of Commitment.  On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8 (other than Clause 8.6).

24                                  INCREASED COSTS

24.1                        Increased costs.  This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)                                  the introduction or alteration after the date of this Agreement of a law, or a regulation or an alteration after the date of this Agreement in the manner in which a law or regulation is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender’s overall net income); or

(b)                                 the effect of complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement (including, without limitation, the implementation of any regulations which shall replace, amend and / or supplement those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Measurement and Capital Structures”)) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say,:

(i)                                   an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or its Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(ii)                                a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)                             an additional or increased cost of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)                            a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2                        Notification to Borrower of claim for increased costs.  The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.3                        Payment of increased costs.  The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4                        Notice of prepayment.  If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrower may give the Agent not less than 3 Business Days’ notice of its intention to prepay the Notifying Lender’s Contribution.

24.5                        Prepayment; termination of Commitment.  A notice under Clause 24.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)                                  on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)                                 on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin (but subject to Clause 21.1).

24.6                        Application of prepayment.  Clause 8 shall apply in relation to the prepayment.

25                                  SET-OFF

25.1                        Application of credit balances.  Each Creditor Party may without prior notice but following the occurrence of an Event of Default which is continuing:

(a)                                  apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)                                 for that purpose:

(i)                                     break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)                                 convert or translate all or any part of a deposit or other credit balance into Dollars; and/or

(iii)                             enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2                        Existing rights unaffected.  No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3                        Sums deemed due to a Lender.  For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26                                  TRANSFERS AND CHANGES IN LENDING OFFICES

26.1                        Transfer by Borrower. The Borrower may not, without the prior consent of the Agent, given with the authorisation of all the Lenders:

(a)                                  transfer any of its rights or obligations under any Finance Document; or

(b)                                 enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2                        Transfer by a Lender.  Subject to Clause 26.4, a Lender (the “Transferor Lender”) may cause:

(a)                                  its rights in respect of all or part of its Contribution; and

(b)                                 an equal proportion of its obligations in respect of all or part of its Commitment,

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or special purpose vehicle established by any Lender (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

Any rights and obligations of the Transferor Lender in its capacity as Agent, the Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

A transfer pursuant to this Clause 26.2 shall:

(i)            require the prior written the consent of the Agent;

(ii)           be effected without the consent of, but with notice to, the Borrower:

(A)                              following the occurrence of an Event of Default;

(B)                               if such transfer is to a subsidiary or any other company or financial institution which is in the same ownership or control as the Transferor Lender; and

(iii)                             require the consent of the Borrower (such consent not to be unreasonably withheld or delayed) in all other circumstances.

26.3                        Transfer Certificate, delivery and notification.  As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)                                  sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee,  each of the other Lenders and the Swap Bank;

(b)                                 on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)                                  send to the Transferee Lender copies of the letters or faxes sent under paragraph (b).

26.4                        Effective Date of Transfer Certificate.  A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5                        No transfer without Transfer Certificate.  No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6                        Lender re-organisation; waiver of Transfer Certificate.  If a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the successor shall automatically and without any further act being necessary become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7                        Effect of Transfer Certificate.  A Transfer Certificate takes effect in accordance with English law as follows:

(a)                                  to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely;

(b)                                 the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)                                  the Transferee Lender becomes a Lender with a Contribution and a Commitment of an amount specified in the Transfer Certificate;

(d)                                 the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)                                  any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender;

(f)                                    the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)                                 in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8                        Maintenance of register of Lenders.  During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender and the effective date (in accordance with Clause 26.4) of each Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9                        Reliance on register of Lenders.  The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10                 Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee and each Lender irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

26.11                 Registration fee.  In respect of any Transfer Certificate, the Agent shall, following its request and at its option, be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12                 Sub-participation; subrogation assignment.  A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13                 Disclosure of information.  A Lender may provide or disclose to an actual or potential Transferee Lender, any assignee or sub-participant or any person who may otherwise enter into contractual relations with that Lender in connection with this Agreement, a copy of this Agreement, copies of all information provided by the Borrower or any of the Security Parties under or in connection with each Finance Document, details of drawings made by the Borrower under this Agreement and information regarding the performance by the Borrower and the Security Parties of their obligations under this Agreement and the other Finance Documents.

26.14                 Change of lending office.  A Lender may change its lending office and may change its booking office by giving notice to the Agent and the change shall become effective on the later of:

(a)                                  the date on which the Agent receives the notice; and

(b)                                 the date, if any, specified in the notice as the date on which the change will come into effect.

26.15                 Notification.  On receiving a notice pursuant to Clause 26.14, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office or is acting through the booking office of which the Agent last had notice.

27                                  VARIATIONS AND WAIVERS

27.1                        Variations, waivers etc. by Majority Lenders.  Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf and with the consent of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2                        Variations, waivers etc. requiring agreement of all Lenders.  However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf and with the consent of the Majority Lenders” were replaced by the words “by or on behalf and with the consent of every Lender”:

(a)                                  a change in the definition of the Margin or in the definition of LIBOR or EURIBOR;

(b)                                 a change to the date for, or the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)                                  a change to any Lender’s Commitment;

(d)                                 an extension of the Availability Period;

(e)                                  a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)                                    a change to the preamble or to Clause 2, 3, 4, 5.1, 8.2, 11, 12.4, 17, 18, 19 or 30;

(g)                                 a change to this Clause 27;

(h)                                 any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)                                     any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3                        Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)                                  a provision of this Agreement or another Finance Document; or

(b)                                 an Event of Default; or

(c)                                  a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)                                 any right or remedy conferred by any Finance Document or by the general law;

(e)                                  and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28                                  NOTICES

28.1                        General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	c/o Approved Manager
Akti Kondyli 14
185 45 Piraeus
Greece
Fax No: +30 210 422 0853

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate

(c)	to the Agent and Security Trustee:	Ludwig-Erhard-Straße 1
D-20459 Hamburg
Germany

Fax No: + (49) 40 3701 4649

Attention: Mr Wolfgang Steinle

(d)	to the Swap Bank:	Theodor-Heuss-Allee 70
60486 Frankfurt am Main
Germany

Fax No: + (49) 69 910 36097

Attention: Legal Department

or to such other address as the relevant party may notify the other.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5

Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6

Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

28.7                        English language.  Any notice under or in connection with a Finance Document shall be in English.

28.8                        Meaning of “notice”.  In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29                                  SUPPLEMENTAL

29.1                        Rights cumulative, non-exclusive.  The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)                                  cumulative;

(b)                                 may be exercised as often as appears expedient; and

(c)                                  shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2                        Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3                        Counterparts.  A Finance Document may be executed in any number of counterparts.

29.4                        Benefit and binding effect.  The terms of this Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective (including subsequent) successors and permitted assigns and transferees.

29.5                        Third party rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30                                  LAW AND JURISDICTION

30.1                        English law.  This Agreement shall be governed by, and construed in accordance with, English law.

30.2                        Exclusive English jurisdiction.  Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3                        Choice of forum for the exclusive benefit of the Creditor Parties.  Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)                                  to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)                                 to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4                        Process agent.  The Borrower irrevocably appoints Danaos Management Consultants at their office for the time being, presently at 4 Staple Inn, Holborrn, London WC1V 7QU, England to act as its process agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5                        Lender rights unaffected.  Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6                        Meaning of “proceedings”.  In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender and Lending Office	Commitment
(US Dollars)
Deutsche Bank AG Filiale Deutschlandgeschäft	180,000,000
Ludwig-Erhard-Straße 1
D-20459 Hamburg
Germany

SCHEDULE 2

DRAWDOWN NOTICE

To:          Deutsche Bank AG Filiale Deutschlandgeschäft

Ludwig-Erhard- Straße 1

D-20459 Hamburg

Germany

2008

DRAWDOWN NOTICE

1                                         We refer to the loan agreement (the “Loan Agreement”) dated           2008 and made between us, the Borrower, the Lenders referred to therein and yourselves as Agent and Security Trustee, in connection with a senior secured term loan facility of up to US$180,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2                                         We request to borrow the [      ] Advance of Tranche [          ] as follows:

(a)                                  Amount: US$[         ];

(b)                                 Drawdown Date:  [             ];

(c)                                  Duration of the first Interest Period shall be [        ] months;

(d)                                 Payment instructions : account of [                       ] and numbered [                        ] with [           ] of [                      ].

3                                         We represent and warrant that:

(a)                                  the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)                                 no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4                                         This notice cannot be revoked without your prior consent.

5                                         We authorise you to deduct any fees including the arrangement fee and any accrued commitment fee referred to in Clause 20 from the amount of the Advance.

Attorney-in-Fact

for and on behalf of

DANAOS CORPORATION

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

In this Schedule 2 “Relevant Ship” means, in relation to a Tranche of an Advance to be made under such Tranche, the Ship which is to be part-financed by that Tranche.

PART A

The following are the documents referred to in Clause 9.1(a).

1                                         A duly executed original of each Guarantee, the Master Agreement, the Agency and Trust Agreement, the Master Agreement Assignment and the Danaos Earnings Account Pledge.

2                                         Certified copies of the certificate of incorporation and constitutional documents of the Borrower and each Owner.

3                                         Copies of resolutions of the shareholders and directors of each Owner authorising the execution of each of the Finance Documents to which that Owner is a party and, in the case of each Owner ratifying the execution of the Shipbuilding Contracts.

4                                         Evidence that the Danaos Earnings Account has been duly opened with the Agent by the Borrower.

5                                         The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or each Owner.

6                                         Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or any Shipbuilding Contract.

7                                         Originals of the Refund Guarantees and certified true copies of the Shipbuilding Contracts duly executed by the parties thereto.

8                                         Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

9                                         Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, Liberia and Korea and such other relevant jurisdictions as the Majority Lenders may require.

10                                  Copies of each Charterparty duly executed by the parties thereto.

11                                  If the Lenders so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b).

1                                         A duly executed original of the Predelivery Security Assignment and the Charterparty Assignment for Ship A (and of each document required to be delivered pursuant thereto).

2                                         Duly issued invoices from the Builder showing all sums due and payable to the Builder pursuant to Article II.4(a), (b), (c) and (d) of Shipbuilding Contract A, together with evidence that all amounts payable thereunder have been fully paid.

PART C

The following are the documents referred to in Clause 9.1(c).

1                                         A duly executed original of the Predelivery Security Assignment and the Charterparty Assignment for each of Ship B and Ship C (and of each document required to be delivered pursuant thereto).

2                                         Duly issued invoices from the Builder showing all sums due and payable to the Builder pursuant to Articles II.4(a), (b) and (c) of Shipbuilding Contract B and Shipbuilding Contract C together with evidence that all amounts payable thereunder have been duly paid.

PART D

The following are the documents referred to in Clause 9.1(d).

1                                         Documentary evidence that Ship B and Ship C have had their keel laid in accordance with the relevant Shipbuilding Contract.

2                                         Duly issued invoices from the relevant Builder showing all sums due and payable to that Builder pursuant to Article II.4(d) of the Shipbuilding Contract B and C or, as the case may be, upon keel laying of the Relevant Ship.

3                                         Written confirmation from the relevant Owner and the Approved Manager that they have irrevocably accepted and approved the building works which have been completed on the Relevant Ship up to the date of her keel-laying.

PART E

The following are the documents referred to in Clause 9.1(e).

1                                         A duly executed original of the Mortgage, the Deed of Covenant (if applicable), the General Assignment (and of each document to be delivered under each of them) in respect of the Relevant Ship.

2                                         Documentary evidence that:

(a)                                  the Relevant Ship has been unconditionally delivered by the relevant Builder to, and accepted by, the relevant Owner under the relevant Shipbuilding Contract, and the full purchase price payable under the relevant Shipbuilding Contract (in addition to the part being financed by the relevant Tranche together with the amounts payable by the relevant Owner) has been duly paid;

(b)                                 the Relevant Ship has been unconditionally delivered by its Owner to, and accepted by, its Charterer for operation under the Charterparty relative to that Ship;

(c)                                  the Relevant Ship is definitively and permanently registered in the name of the relevant Owner under an Approved Flag;

(d)                                 the Relevant Ship is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;

(e)                                  the Relevant Ship maintains the highest available class with a classification society which is a member of the International Association of Classification Societies and which his acceptable to the Agent free of all overdue recommendations and conditions affecting the class;

(f)                                    the Mortgage and (if applicable) the Deed of Covenant in respect of the Relevant Ship have been duly registered against the Relevant Ship as a valid first preferred or priority ship mortgage and (if applicable) collateral deed of covenant in accordance with the laws of the applicable Approved Flag State; and

(g)                                 the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3                                         Documents establishing that the Relevant Ship will, as from its Delivery Date, be managed by the Approved Manager on terms acceptable to the Agent, together with:

(a)                                  the Approved Manager’s Undertaking in respect of the Relevant Ship; and

(b)                                 copies of the document of compliance (DOC), and the safety management certificate (SMC) pursuant to the ISM Code and International Ship Security Certificate issued pursuant to the ISPS Code in relation to the Ship, the relevant Owner and/or the Approved Manager.

4                                         A valuation of the Relevant Ship addressed to the Agent and dated no earlier than 30 days prior to the relevant Delivery Date, stated to be for the purposes of this Agreement and prepared in accordance with Clause 15 which shows the value of the Relevant Ship in an amount acceptable to the Agent.

5                                         A favourable opinion (at the cost of the Borrower) from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Relevant Ship as the Agent may require.

6                                         Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, Liberia and Korea and such other relevant jurisdictions as the Majority Lenders may require.

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the relevant Owner.

SCHEDULE 4

AMOUNT OF ADVANCES

Ship A

Stage of Construction	Amount due to Yard under Shipbuilding Contract	Maximum amount of Advance
	($)	($)
Issue of Refund Guarantee	6,380,000
Six months after signing of Shipbuilding Contract	6,380,000	21,720,000
Steel-cutting	6,380,000
Keel-laying	6,380,000
Delivery	38,280,000	38,280,000
Total		60,000,000

Ship B

Stage of Construction	Amount due to Yard under Shipbuilding Contract	Maximum amount of Advance
	($)	($)
Issue of Refund Guarantee	6,380,000
Six months after signing of Shipbuilding Contract	6,380,000	15,340,000
Steel-cutting	6,380,000
Keel-laying	6,380,000	6,380,000
Delivery	38,280,000	38,280,000
Total		60,000,000

Ship C

Stage of Construction	Amount due to Yard under Shipbuilding Contract	Maximum amount of Advance
	($)	($)
Issue of Refund Guarantee	6,380,000
Six months after signing of Shipbuilding Contract	6,380,000	15,340,000
Steel-cutting	6,380,000
Keel-laying	6,380,000	6,380,000
Delivery	38,280,000	38,280,000
Total		60,000,000

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:          DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, and each Lender, as defined in the Loan Agreement referred to below.

[                  ], 20[  ]

1              This Certificate relates to a Loan Agreement dated [•] 2008 (the “Agreement”) and made between (1) Danaos Corporation (the “Borrower”), (2) the banks and financial institutions listed in Schedule 1 as Lenders, (3) Deutsche Bank AG as Swap Bank and (4) Deutsche Bank AG Filiale Deutschlandgeschäft as Agent and Security Trustee for a loan facility of up to $180,000,000 in aggregate.

2              In this Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and in addition:

“Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee, each Lender and the Swap Bank;

“Transferor” means [full name] of [lending office];

“Transferee” means [full name] of [lending office].

3              The effective date of this Certificate is [•], provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4              The Transferor assigns to the Transferee absolutely and without recourse all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [•] per cent. of its Contribution, which amounts to $[•].

5              By virtue of this Certificate and Clause 26 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment which percentage represents $[•]].

6              The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Agreement provides will become binding on it upon this Certificate taking effect.

7              The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Agreement.

8              The Transferor:

(a)           warrants to the Transferee and each Relevant Party:

(i)            that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs in connection with this transaction; and

(ii)           that this Certificate is valid and binding as regards the Transferor;

(b)           warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)           undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9              The Transferee:

(a)           confirms that it has received a copy of the Agreement and of each other Finance Document;

(b)           agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any of the Arrangers or any Lender in the event that:

(i)            any Finance Document proves to be invalid or ineffective;

(ii)           the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any Finance Document; or

(iii)          it proves impossible to realise any asset covered by a Security Interest created by a Finance Document or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;

(c)           agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, the Arrangers or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)           warrants to the Transferor and each Relevant Party:

(i)            that it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)           that this Certificate is valid and binding as regards the Transferee; and

(e)           confirms the accuracy of the administrative details set out below regarding the Transferee.

10           The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11           The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12           This Certificate shall be governed by, and construed in accordance with, English law.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

NOTE:                    THIS TRANSFER CERTIFICATE ALONE MAY NOT BE SUFFICIENT TO TRANSFER A PROPORTIONATE SHARE OF THE TRANSFEROR’S INTEREST IN THE SECURITY CONSTITUTED BY THE FINANCE DOCUMENTS IN THE TRANSFEROR’S OR TRANSFEREE’S JURISDICTION OR IN THE JURISDICTION OF THE LAW WHICH GOVERNS A PARTICULAR SECURITY INTEREST.  IT IS THE RESPONSIBILITY OF EACH LENDER TO ASCERTAIN WHETHER ANY OTHER DOCUMENTS ARE REQUIRED FOR THIS PURPOSE.

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:          Deutsche Bank AG Filiale Deutschlandgeschäft

Ludwig-Erhard- Straße 1

D-20459 Hamburg

Germany

[•] 200[•]

Dear Sirs,

We refer to a loan agreement [•] 2008 (the “Loan Agreement”) made between (amongst others) yourselves and ourselves in relation to a senior secured term loan facility of up to $180,000,000 in aggregate.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the [audited]/[unaudited] consolidated accounts for the Borrower’s Group for the [Financial Year] [6-month period] ended [•].  The accounts (i) have been prepared in accordance with all applicable laws and USGAAP all consistently applied, (ii) give a true and fair view of the state of affairs of the Borrower’s Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Borrower’s Group.

We also enclose copies of the valuations of all the Fleet Vessels which were used in calculating the Market Value Adjusted Total Assets of the Borrower’s Group as at [•].

The Borrower represents that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]].  In addition as of [•], the Borrower confirms compliance with the financial covenants set out in Clause 12.5 of the Loan Agreement for the 6 months ending as of the date to which the enclosed accounts are prepared.

We now certify that, as at [•]:

(a)           the ratio of Total Liabilities (after deducting all Cash and Cash Equivalents) to Market Value Adjusted Total Assets (after deducting all Cash and Cash Equivalents) is [•]:[•];

(b)           the aggregate of all Cash and Cash Equivalents is $[•] per fleet vessel, representing [•] per cent. of the Consolidated Debt;

(c)           the Interest Coverage Ratio is [•]:[•]; and

(d)           the Market Value Adjusted Net Worth of the Borrower’s Group is $[•].

This certificate shall be governed by, and construed in accordance with, English law.

[•]
Chief Financial Officer of
Danaos Corporation

EXECUTION PAGE

BORROWER

SIGNED by Mr. Iraklis Prokopakis	)
for and on behalf of	)	/s/ Iraklis Prokopakis
DANAOS CORPORATION	)

LENDERS

SIGNED by Evangelia Hatziefstratiou	)
for and on behalf of	)
DEUTSCHE BANK AG FILIALE	)	/s/ Evangelia Hatziefstratiou
DEUTSCHLANDGESCHÄFT	)

AGENT

SIGNED by Evangelia Hatziefstratiou	)
for and on behalf of	)
DEUTSCHE BANK AG FILIALE	)	/s/ Evangelia Hatziefstratiou
DEUTSCHLANDGESCHÄFT	)

SECURITY TRUSTEE

SIGNED by Evangelia Hatziefstratiou	)
for and on behalf of	)
DEUTSCHE BANK AG FILIALE	)	/s/ Evangelia Hatziefstratiou
DEUTSCHLANDGESCHÄFT	)

SWAP BANK

SIGNED by Evangelia Hatziefstratiou	)
for and on behalf of	)	/s/ Evangelia Hatziefstratiou
DEUTSCHE BANK AG	)

Witness to all the	)
above signatures	)	/s/ George Paleokrassas

Name: George Paleokrassas
Address: Watson, Farely & Williams 2, Defteras Merarchias Piraeus 185 – 36 — Greece